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                                   EXHIBIT 99


CAMCO FINANCIAL ANNOUNCES FIRST QUARTER 2004 EARNINGS
Friday April 23, 4:58 pm ET

CAMBRIDGE, Ohio--(BUSINESS WIRE)--April 23, 2004--(Nasdaq:CAFI - News) - Camco Financial Corporation reported net earnings for the quarter ended March 31, 2004 of $1.03 million, compared to $2.45 million of net earnings reported for the same quarter in 2003. Basic earnings per share for the first quarter of 2004 were $.14 compared to $.32 for the same quarter in 2003.

President and CEO Richard C. Baylor commented, "The $1.4 million difference in our operating performance quarter over quarter is primarily attributable to a $1.3 million after-tax decrease in gains on sale of loans and other decreases in related mortgage banking revenue in the 2004 quarter."

Camco recently announced a quarterly dividend of $.145 which was payable April 16, 2004. This dividend represents an annualized yield of 3.50% on Camco's March 31st quarter-end market value.

Baylor continued, "Similar to many others in our industry, Camco's operations over the last six months of rising home mortgage rates have reflected the inevitable shift from heavy reliance on significant gains on sales of loans to earnings based on net portfolio yields. We are pleased to see increased loan production levels in the first quarter of 2004, particularly in higher yielding commercial real estate loans; an area we have been growing over the last two years. I am also pleased to report that our net interest margin is improving; we have increased liquid assets so that we are positioned to take advantage of rising interest rates and we are analyzing a number of strategic alternatives to help us offset the loss of the nonrecurring revenue. One such alternative is our previously announced acquisition of London Financial Corporation, a $60 million bank holding company and its wholly owned subsidiary, The Citizens Bank of London, headquartered in London, Ohio."

Mr. Baylor stated, "We are anticipating this acquisition to be completed by the end of the third quarter 2004 and that it will be accretive to Camco's earnings per share during the first full year of operations. The acquisition of London represents an excellent strategic opportunity to expand our banking franchise in the fast growing central Ohio market."

Mr. Baylor added, "We are in the process of introducing several new products or features that will provide enhanced value and convenience to our deposit customers. AdvantagePlatinum and AdvantagePlatinum Plus provide customers with money saving discounts on travel, entertainment, service and much more. AdvantagePlatinum Plus is an interest-bearing checking account that pays money market rates and helps customers save money when they shop at their local merchants. We are also in the process of unveiling AdvantageOverdraft, a new service providing customers overdraft protection while generating additional fee income for the company. In addition to new services, we have kept a close watch on expenses and have reduced FTE in areas where we have become more productive while not harming customer service."

Camco Financial Corporation, holding company for Advantage Bank, is a multi-state thrift holding company headquartered in Cambridge, Ohio with assets of $1.1 billion. Advantage Bank and its affiliates offer community banking, mortgage banking and title services from 32 offices in 23 communities in Ohio, Kentucky and West Virginia.

Additional information about Camco Financial may be found on Camco's web site: www.camcofinancial.com.


The words or phrases "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project" or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties




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including changes in economic conditions in the Company's market area, changes in policies by regulatory agencies, fluctuations in interest rates, demands for loans in the Company's market area and competition, that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Financials Attached.


























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                           Camco Financial Corporation
                  Condensed Consolidated Statements of Earnings
                      Periods Ended March 31, 2004 and 2003
        (In thousands, except for per share data and shares outstanding)

                                3 Months     3 Months
                                  Ended        Ended
                                 3/31/04      3/31/03
                               (Unaudited)  (Unaudited)
                               ------------ ------------

Total Interest Income              $12,729      $14,693
Total Interest Expense               6,658        8,327
                               ------------ ------------
Net Interest Income                  6,071        6,366
Provision for Losses on Loans          255          420
                               ------------ ------------
Net Interest Income After
 Provision for Loan Losses           5,816        5,946

Other Income                         1,536        3,455

General, Administrative,
 and Other Expense                   5,870        5,779
                               ------------ ------------

Net Income - Before Income Tax       1,482        3,622
                               ------------ ------------

Income Tax Expense                     448        1,168
                               ------------ ------------

Reported Net Earnings               $1,034       $2,454
                               ============ ============

Earnings Per Share Reported:
                          Basic      $0.14        $0.32
                        Diluted      $0.14        $0.32
       Basic Weighted Number of
             Shares Outstanding  7,345,340    7,674,434
     Diluted Weighted Number of
             Shares Outstanding  7,414,616    7,769,546


Selected Financial Ratios

Net Interest Margin                   2.46%        2.47%

Reported:
Return on Average Equity              4.45%       10.07%
Return on Average Assets              0.40%        0.91%










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                           Camco Financial Corporation
            Condensed Consolidated Statements of Financial Condition
        (In thousands, except for per share data and shares outstanding)

                                                Audited
                                   3/31/04     12/31/03
                               ------------- -----------
Assets
------

Cash and Cash Equivalents          $38,761      $53,711
Investments                        129,574      113,758
Loans Held for Sale                  8,908        5,457
Loans Receivable                   817,252      805,266
Allowance for Loan Loss             (5,460)      (5,641)
                               ------------- -----------
    Loans Receivable, Net          811,792      799,625

Goodwill                             2,953        2,953
Other Assets                        65,035       63,647
                               ------------- -----------

Total Assets                    $1,057,023   $1,039,151
                               ============= ===========

Liabilities
-----------

Deposits                          $669,046     $671,274
Borrowed Funds                     283,279      262,735
Other Liabilities                   11,705       12,599
                               ------------- -----------
Total Liabilities                  964,030      946,608

Stockholders Equity                 92,993       92,543
                               ------------- -----------

Total Liabilities and
 Stockholders' Equity           $1,057,023   $1,039,151
                               ============= ===========

Stockholders' Equity to
 Total Assets                         8.80%        8.91%

Total Shares Outstanding         7,352,151    7,332,423

Book Value Per Share                $12.65       $12.62


-----------------
Contact:
     Camco Financial Corporation, Cambridge
     Richard C. Baylor, 740-435-2040
     Mark A. Severson, 740-435-2055







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